Exhibit 99

Contact:	J. H. Campbell, Jr.
Chairman of the Board
(225) 293-9440

PICCADILLY ANNOUNCES MANAGEMENT CHANGES

BATON ROUGE, Louisiana (May 5, 2003) -- Piccadilly Cafeterias, Inc. (AMEX:PIC) announced today that its Board of Directors has accepted the resignation of Ronald A. LaBorde as the Company’s chief executive officer. Mr. LaBorde also resigned from the Company’s Board of Directors. Both resignations are effective immediately. The Board of Directors has no immediate plans to fill the vacancy on the Board of Directors or to replace Mr. LaBorde with a permanent chief executive officer.

The Board of Directors also announced that it has entered into an agreement with PMCM, LLC., an affiliate of Phoenix Management Services, Inc., of Chadd’s Ford, Pennsylvania. Phoenix is an operationally-focused turnaround management firm. Under the agreement, PMCM has agreed to provide to the Company the services of Mr. Vincent Colistra, who will be in charge of the engagement and serve as the chief restructuring adviser to the Company, and Mr. John G. "Jack" McGregor, who will serve as the interim chief executive officer of the Company. PMCM has been engaged to provide financial advisory, management and restructuring services to the Company. The Company expects that PMCM will perform these services for the foreseeable future. Azam Malik, the Company’s president and chief operating officer, and Mark Mestayer, the Company’s treasurer and chief financial officer, will continue to serve in such capacities.

J.H. Campbell, Jr., the Company’s Chairman of the Board, said, "Ronnie LaBorde has been a loyal and dedicated Piccadilly executive for many years. We appreciate the many contributions he has made to this Company and wish him well in his future endeavors. We are pleased, however, that we have retained PMCM, given the proven track record of Phoenix as an experienced restructuring and turnaround firm. A core mission that the Board has assigned to PMCM is to evaluate the Company’s existing business, financial projections, liquidity position and prospects, and present the Board in the near future with proposals for improving operations and shareholder value."

Piccadilly is a leader in the family-dining segment of the restaurant industry and operates over 175 cafeterias in the Southeastern and Mid-Atlantic states. For more information about the Company visit the Company’s website at www.piccadilly.com.